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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

WEBMD                                                 NEWS CORPORATION
Investors:                                            Andrew Butcher
Risa Fisher                                           212-852-7070
rfisher@webmd.net
201-703-3415

Media:
Jennifer Meyer
jmeyer@webmd.net
646-521-9212

WEBMD AND NEWS CORPORATION ANNOUNCE REVISED STRATEGIC RELATIONSHIP

         - WEBMD CONTINUES TO LEVERAGE NEWS CORPORATION'S MEDIA BRANDING SERVICES AND PROVIDE HEALTHCARE CONTENT TO NEWS CORPORATION'S PREMIER MEDIA PROPERTIES

         -        WEBMD OBTAINS 100% OF INTERNATIONAL JOINT VENTURE

         -        NEWS CORPORATION OBTAINS 100% OF THE HEALTH NETWORK CABLE
                  CHANNEL

NEW YORK (JANUARY 2, 2001) -- WebMD Corporation (NASDAQ: HLTH) and News Corporation (NYSE: NWS, NWS/A) announced today that they have revised their comprehensive strategic partnership which began in December 1999.

Under the terms of the revised agreement, WebMD will retain the rights to $205 million in domestic media services over 10 years and will continue to provide its content for use across News Corp's media properties for $48 million over 4 years. WebMD will also gain control over its international efforts following the transfer by News Corp of its 50% interest in their international joint venture. News Corp will be relieved of its obligation to provide $300 million of international media services, the first $100 million of capital, and any future capital requirements to the international joint venture.

News Corp will regain full control of The Health Network, a health-focused cable network, following the transfer by WebMD of its 50% interest. WebMD will be relieved of all future capital commitments to The Health Network and will not be required to issue an additional 8.3 million shares of its common stock in exchange for News Corp's 50% interest in The Health Network.

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News Corp will transfer to WebMD the 155,951 shares of WebMD's Series A preferred stock that it issued in January 2000 and WebMD will issue to News Corp a warrant to acquire 3 million shares of its common stock at an exercise price of $15 per share. The 155,951 shares of WebMD's Series A preferred stock would have been convertible into 21,282,645 shares of WebMD common stock in January 2003.

WebMD will record a one-time non-cash charge of approximately $275 million in the quarter ended December 31, 2000 as a result of these transactions. Completion of this revised strategic relationship, which is expected to occur during the first quarter of 2001, is subject to customary Hart Scott Rodino approval.

As previously announced, WebMD is undergoing a restructuring and has been evaluating its strategic partnerships in light of several criteria, which includes profitability, strategic relevance and the impact of future new revenue opportunities available to WebMD.

Martin J. Wygod, Chief Executive Officer of WebMD, said, "We are pleased that these revised terms allow us to continue working closely with News Corp and its premier media properties as we build the nation's leading healthcare connectivity and communications channel linking consumers, physicians and healthcare institutions. Today's announcement marks an important next step in our restructuring and highlights our commitment to redefining our relationships so that they make both economic and strategic sense for WebMD and our partners. In addition to reducing WebMD's outstanding shares, I believe that we have restructured this relationship in a way that allows both WebMD and News Corp to apply their respective expertise and resources where each can create the greatest value for shareholders."

ABOUT WEBMD

WebMD provides connectivity and a full suite of services to the healthcare industry that improve administrative efficiencies and clinical effectiveness enabling high-quality patient care. The Company's products and services facilitate information exchange, communication and transactions between consumers, physicians and healthcare institutions.

ABOUT NEWS CORPORATION

News Corporation had total assets as of September 30, 2000 of approximately US$38 billion and total annual revenues of approximately US$14 billion. News Corporation's diversified global operations in the United States, Canada, continental Europe, the United Kingdom, Australia, Latin America and the Pacific Basin include the production of motion pictures and television programming; television, satellite and cable broadcasting; the publication of newspapers, magazines and books; the production and distribution of promotional and advertising products and services; the development of digital broadcasting; the development of conditional access and subscriber management systems; and the creation and distribution of popular on-line programming.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including the amount and timing of the benefits expected from the restructuring of the strategic relationship between WebMD and News Corp. These statements are based on the


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parties' current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements. Risks associated with the companies' businesses can be found in their Securities and Exchange Commission filings. The companies expressly disclaim any intent or obligation to update these forward-looking statements.



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